PURCHASE CONTRACT


                                   CONTRACT NO. JRC-002
                                   SIGNING DATE: June 14, 2000
                                   SIGNING PLACE: Ellicott City, Maryland


SELLER:

LINK PLUS CORPORATION
3470 ELLICOTT CENTER DRIVE
ELLICOTT CITY, MD 21043

Contact Person: Robert L. Jones, Jr.

Tel: 410 203-9770
E-mail: rjones@linkplus.com


BUYER:

Fax: 410 203-9878

JAPAN RADIO COMPANY, LTD.
1-1 SHIMORENJAKU 5 CHOME
1-2 MITAKA-SHI, TOKYO 181-8510, JAPAN

Contact Person: Tadahiro Muta

Tel: 813 3584 8909          Fax: 813 3584 8798
E-mail: muta@ml.jrc.co.jp

This contract is made by and between the Buyer and the Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the under-mentioned commodity, subject to the terms and conditions stipulated below:

1.      COMODITY:

a) Model No.- LPC 4000C, Includes Lincompex software pursuant to the following International Telecommunications Union (ITU)
        Recommendation,
        ITU-R F1111. 1;

b)      Part No.- AM29LV001BT-90EI, or equivalent (EPROM);

c)      Software Version- 911-001


2.      COUNTRY OF ORIGIN AND MANUFACTURER:

Link Plus, Corporation, USA


          Exhibit 6.3 - Pg. 1


DELIVERY SCHEDULE:


ITEM NO.                  QUANTITY        PRICE (CIF)     DELIVERY

LPC4000C                  10 (pcs)        US$100 each     7/10/00
  (Transmit Only)

LPC4000C Complete         2 (pcs)         US$100 each     8/15/00
  On the LinkPlus Board

LPC 4000C                 20 (pcs)        US$1OO each     9/1/00

Technical Materials'      one(l) set          -           9/1/00

LPC 4000C                 180 (pcs)       US$100 each     12/31/00

LPC 4000C                 200 (pcs)       US$100 each     5/10/04 to 12[2]


   1. Technical materials includes all items needed for total system configuration development Including: instruction manual;
        specifications; drawings; etc.

   2.   Delivery to be made on this date each year until 2012.



4.      LICENSING OF SOFTWARE:

If the Seller is unable to deliver the product pursuant to the schedule set forth in Section 3 above, then Seller shall license the Lincompex software source code and patents to the Buyer.


5.      PACKING:

Goods sold and delivered hereunder are to be packed in strong, new wooden case(s)/new carton(s)/container(s), suitable for distance ocean/parcel post/air freight transportation and to changes of climate and well protected against moisture, shocks, rust, and rough handling. The Seller shall be liable for any damage to the commodity and for expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Seller in regard to the packing.


6.      INSURANCE

In case of FOB and C&F terms: Insurance coverage shall be provided by the Buyers.

In case of CIF terms: Insurance coverage shall be provided by the Seller for 110 % of the total invoice value against all risks to the destination.


7.      PORT OF SHIPMENT

Maryland, USA


          Exhibit 6.3 - Pg. 2


8.      PORT OF DESTINATION

Tokyo, Japan


9.      TIME OF SHIPMENT

One Week


10.     TERMS OF PAYMENT

a) Buyer shall make a payment of U.S. Two Hundred Thousand Dollars (US$ 200,000) as a pre-payment of the entire contract. Payment shall be made within five (5) days after the signing of this Contract by wire transfer to the following account:

        Mellon Bank
        Pittsburgh, PA USA
        ABA Routing No. 043 000 261
        For Credit to:
        Merrill Lynch Account No. 101-1730
        Further Credit to:
        Link Plus International, Inc. Account No. 519-07946

11.     SHIPPING DOCUMENTS

a) Invoice(s): In 3 copies indicating Contract number, shipping mark, and number of the Letter of Credit.

b) Two copies of negotiable clean bill(s) of lading to order, blank endorsed, or naming Buyer's consignee, (marked "freight as arranged" if the price in this Contract is based on FOB; marked "freight prepaid" if on CIF).

c)      Two copies of Air Waybill.

d)      Two copies of Insurance Policy/Certificate.

e) Two copies of certificate of quality and quantity issued by the Seller.

f)      Packing list.


12.     TERMS OF SHIPMENT

The shipment shall be arranged by the Seller with Air Waybill/postage. The Sellers shall airmail or fax to the Buyer the above mentioned items, date of departure, expected date of arrival, carrier's name and shipping notice within three(3) days after departure.


13.     SEVERABILITY


          Exhibit 6.3 - Pg. 3


Any provision of this Agreement which is prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction will be ineffective as to such jurisdiction without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding Agreement enforceable in accordance with its terms.


14.     COMPLETE CONTRACT AND ASSIGNMENT:

The terms and conditions found within this Contract constitute the complete and final understanding of the Seller and Buyer (hereinafter "the parties") with respect to the commodity referred to herein. No modification, extension or release from any provision hereof shall be effective unless the same shall be confirmed in writing by the Party to be bound.

Neither this Contract nor any interest therein shall be assigned without the prior written consent of the Seller.


15.     LICENSE, DUTIES AND TAXES

Except as otherwise provided herein, all import permits and licenses and the import duties, customs fees and all taxes levied by any government authority other than the Seller's country shall be the sole responsibility of the Buyer.


16.     FORCE MAJEURE:

In case of Force Majeure, the Sellers shall not be held responsible for delay in delivery or non-delivery of the goods, provided, that Seller shall immediately notify the Buyers by facsimile and deliver to the Buyers by registered mail a certificate issued by government authorities or chamber of commerce as evidence of such Force Majeure event. If the shipment is delayed over one month as the consequence of the said Force Majeure, the Buyers shall have right to cancel this Contract. Seller's inability to obtain an export license shall not be considered as Force Majeure.


17.     CLAIMS

Should the quality, quantity, and/or specification of the commodity be found not in conformity with the description set out in Clause 1, the Seller agrees to examine any claim by Buyer, which shall be supported by a report issued by a reputable arbitrator approved by the Seller. Claims concerning quality shall be made in writing within fifteen (15) days after the arrival of the goods at the port of destination.


18.     LEGAL VENUE

All questions concerning the validity and operation of this Contract shall be governed and construed in accordance with the laws of the State of Maryland USA. Any action arising under this Contract shall be brought in the United States District Court for the State of Maryland and each hereby submits to the exclusive jurisdiction and venue of such court. Notwithstanding the above, all disputes arising from or in connection with this Contract shall, if possible, be settled amicably through friendly negotiations.


          Exhibit 6.3 - Pg. 5


THE SELLER                              THE BUYER
LINK PLUS CORPORATION                   JAPAN RADIO CO., LTD.


By: /s/Robert L. Jones, Jr.             By: /s/Tadahiro Muta
    -------------------------              ----------_---------------
   Robert L. Jones, Jr.                    Tadahiro Muta
   Chairman, CEO                           Executive Director

                                           Business Group III


Witness:__/s/Corbett Kull____           Witness:_/s/Donald C. Kolasch_


          Exhibit 6.3 - Pg. 6